CONFIRMING STATEMENT


This Statement confirms that the undersigned, Hing Chung Wong, has authorized and designated Mary Jo Visneski to execute and file on the undersigned's behalf the Amended Form 3 and November 6, 2006 Form 4 (including any amendments thereto) that the undersigned was required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Synaptics Incorporated. The undersigned acknowledges that Mary Jo Visneski is not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.


Dated:  November 8, 2006.


/s/ Hing Chung Wong